Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
MAY 4, 2011

FORBES NAMES CHESAPEAKE’S CEO TO THE ELITE “CEO 20-20 CLUB”

OKLAHOMA CITY, OKLAHOMA, MAY 4, 2011 – Aubrey K. McClendon, CEO of Chesapeake Energy Corporation (NYSE:CHK) since its founding 22 years ago, was recently named to the Forbes “CEO 20-20 Club”, a prestigious group of eight American chief executives who have a minimum of 20 years of service as CEO and produced at least 20% annual returns to shareholders during their tenure as calculated by Forbes.  The table below provides a summary of the eight CEOs included on the “CEO 20-20 Club” list.
CEO	Company	Tenure (Years As CEO)	Annualized Total Return During Tenure (%)
Leslie H. Wexner	Limited Brands	48	20
Warren E. Buffett	Berkshire Hathaway	41	24
Lawrence J. Ellison	Oracle	34	29
Howard Solomon	Forest Labs	34	23
Peter J. Rose	Expeditors Int	23	23
Laurence D. Fink	BlackRock	23	27
Aubrey K. McClendon	Chesapeake Energy	22	20
Steve Sanghi	Microchip Technology	20	27

McClendon commented, “It is a great honor to be included in the company of these exceptionally talented and accomplished CEOs.  I would like to thank my fellow 10,000 plus Chesapeake employees, our Board of Directors and our shareholders for their help and support along the way.  Notwithstanding the company’s success over the past 22 years, I am confident our next 22 years will see continued value creation for our shareholders.  Chesapeake is very well positioned for a world that is increasingly hungry for the affordability and cleanliness of American natural gas and also for the reliability and value of domestic oil – we control vast resources of both fuels and look forward to developing them very profitably for decades to come.”

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippian, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154